Cellerate, LLC
Statement of Operations
For Month Ended September 30, 2018
(Unaudited)

		Month Ended September 30, 2018
Revenues	$	672,844
Cost of goods sold		93,027
Gross profit		579,817
Operating expenses		
Selling, general and administrative expenses		551,727
Depreciation and amortization		29,646
Total operating expenses		581,373
Operating income / (loss)		(1,556)
Other income		
Other income		23,367
Total other income		23,367
Net income	$	21,811